Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-149837, 333-173227, 333-173229, 333-173230 and 333-178726 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-167302, 333-162640 and 333-172814 of Oncothyreon Inc. on Form S-8 and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated May 5, 2010, relating to the 2009 consolidated statements of operations, stockholders’ equity and cash flows of Oncothyreon Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 9, 2012